(As filed on January 29, 2003)
                                                               File No. 70-10078

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549
                    ----------------------------------------

                                   FORM U-1/A

                                 AMENDMENT NO. 3
                                       TO
                           APPLICATION OR DECLARATION
                                    UNDER THE
                   PUBLIC UTILITY HOLDING COMPANY ACT OF 1935

                     --------------------------------------

                               AMEREN CORPORATION
                    AMEREN ENERGY FUELS AND SERVICES COMPANY
                              1901 Chouteau Avenue
                            St. Louis, Missouri 63103

                                  CILCORP INC.
                         CENTRAL ILLINOIS LIGHT COMPANY
                        CENTRAL ILLINOIS GENERATION, INC.
                               300 Liberty Street
                             Peoria, Illinois 61602

                  (Names of companies filing this statement and
                    addresses of principal executive offices)

                     ---------------------------------------

                               AMEREN CORPORATION

                 (Name of top registered holding company parent)
                      -------------------------------------

                               Steven R. Sullivan
                        Vice President Regulatory Policy,
                          General Counsel and Secretary
                             Ameren Services Company
                              1901 Chouteau Avenue
                            St. Louis, Missouri 63103

                     (Name and address of agent for service)
            --------------------------------------------------------

      The Commission is requested to send copies of all notices, orders and other communications in connection with this Application/Declaration to:

           Joseph H. Raybuck, Esq.            William T. Baker, Jr., Esq.
           Ameren Services Company            Thelen Reid & Priest LLP
           1901 Chouteau Avenue               875 Third Avenue
           St. Louis, Missouri 63103          New York, New York  10022


           William J. Harmon, Esq.            William C. Weeden
           Jones Day                          Skadden, Arps, Slate, Meagher
           77 West Wacker Drive               & Flom, L.L.P.
           Chicago, Illinois 60601-1692       1440 New York Avenue, NW
                                              Washington, DC 20005


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


     The Application/Declaration filed in this proceeding on August 2, 2002, as amended and restated in its entirety by Amendment No. 1, filed October 28, 2002, and by Amendment No. 2, filed January 28, 2003, is hereby further amended as follows: the Applicants are filing herewith Revised Exhibit I - Description of and Legal Basis for Retention of Non-Utility Subsidiaries and Investments of CILCORP.

                                   SIGNATURES

     Pursuant to the requirements of the Public Utility Holding Company Act of 1935, as amended, the undersigned companies have duly caused this amended Application/Declaration to be signed on their behalves by the undersigned thereunto duly authorized.

                                      AMEREN CORPORATION
                                      AMEREN ENERGY FUELS AND SERVICES
                                         COMPANY


                                      By:  /s/ Steven R. Sullivan
                                           -------------------------------------
                                      Name:    Steven R. Sullivan
                                      Title:   Vice President Regulatory Policy,
                                               General Counsel, and Secretary


                                      CILCORP INC.
                                      CENTRAL ILLINOIS GENERATION, INC.


                                      By: /s/  Leonard M. Lee
                                           -------------------------------------
                                      Name:    Leonard M. Lee
                                      Title:   President


                                      CENTRAL ILLINOIS LIGHT COMPANY


                                      By: /s/ Leonard M. Lee
                                           -------------------------------------
                                      Name:    Leonard M. Lee
                                      Title:   Chairman of the Board and
                                               Chief Executive Officer


Date: January 29, 2003


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